                                                                   EXHIBIT 10.29

                                    AGREEMENT

        This Agreement ("Agreement") is made and entered into as of May 25, 1999 (the "Effective Date"), by and between WINK COMMUNICATIONS, INC., a Delaware corporation located at 1001 Marina Village Parkway, Alameda, CA 94501 ("Wink"), and MICROSOFT CORPORATION, a Washington corporation located at One Microsoft Way, Redmond, WA 98052 ("MS" or "Microsoft").


                                    RECITALS

        Whereas, Microsoft develops, markets and licenses computer software and a variety of services for devices that receive and display video and data services, including personal computers, settop boxes, televisions and internet devices;

        Whereas, Wink provides viewer response services to video broadcasters and advertisers as well as software and tools to enable the receipt and display of certain enhanced content over video using proprietary Wink protocols;

        Whereas, contemporaneously with the execution of this Agreement Microsoft and Wink are executing a stock purchase agreement and related warrant purchase agreement and other related documents pursuant to which Microsoft is acquiring an equity position in Wink in return for investing approximately thirty million dollars ($US30,000,000); and

        Whereas, pursuant to the terms of this Agreement, the parties wish to set forth the terms under which they will cooperate to promote an open industry standard format for enhanced content, Microsoft software and services for video and data services and Wink viewer response services;

        The parties hereby agree as follows:

                                    AGREEMENT

        1. DEFINITIONS

        "Activated for Wink" means a Microsoft Video Platform Device that is Enabled for Wink and (i) the user has registered with the Microsoft content service for such device and Wink is provided with the necessary information to fulfill the applicable TV viewer response, (ii) the user has registered with the Wink Response Network Services or (iii) Wink has the right to obtain revenue from Wink Response Network Services.

        "Annual Revenue Guaranty" means the minimum annual revenue set forth in Exhibit A to be paid by Wink to Microsoft for each Microsoft Controlled Video Platform Device that was first Activated for Wink during the applicable Pooling Period.

        "Pooling Period" shall mean the monthly period during a given year in which a Microsoft Controlled Video Platform Device was first Activated for Wink.


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        "Revenue Share" means the gross revenues payable by Wink customers to
Wink with respect to or derived from Purchase and Request Transaction Services in connection with Microsoft Controlled Video Platform Devices Activated for Wink. [*]

        "ATVEF Compliant" means compliant with the Specification for Interactive Television v.1.1 of the Advanced Television Enhancement Forum.

        "Deliverables" shall mean the Wink Response Network Services adapted for use with Microsoft Video Platforms and the items identified as deliverables in the Specifications.

        "Derivative Technology" shall mean: (i) for copyrightable or copyrighted material, any localization, translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

        "Enabled for Wink" means a Microsoft Video Platform Device that has the capability to (a) return TV viewer responses to Wink in accordance with mutually agreed upon specifications and (b) display ATVEF Compliant content.

        "Existing Contracts" shall mean the list of agreements or other arrangements under which Wink has the obligation to deliver the Wink ICAP Engine for use on specified Video Platform Devices as set forth in Exhibit B. [*]

        "Intellectual Property" shall mean any copyrights, patents (including patent improvements), patent applications, patent rights, trade secrets, or other intellectual property rights (but not trademarks, trade names or service marks) under applicable law.

        "International Service Markets" shall mean those countries outside the United States in which Wink operates a commercially competitive Wink Response Network Service capable of providing such services to Microsoft Video Platform Devices.

        "Microsoft Controlled Video Platform Device" means a commercially available Video Platform Device for which Microsoft exclusively controls: (1) the operating system, (ii) application environment and (3) the content and data services available for the device, including but not limited to services such as the Wink Response Network Services.

---------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                                      -2-


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        "Microsoft Video Platform Devices" means a Video Platform Device that makes use of one of the Windows family of operating systems or any other Microsoft or its subsidiary products that facilitate or enable, or when used with other products, facilitate or enable the receipt and decoding of analog or digital television broadcasts or transmissions on a Video Platform Device, together with any revisions, updates, or upgrades thereto. Personal computers, WebTV Classic and other internet only terminals shall not be considered a Video Platform Device for purposes of this Agreement.

        "Purchase and Request Transaction Services" shall mean the collection, aggregation or processing of viewer responses in connection with any purchase, coupon, information or other transaction, where the viewer response is generated from content delivered as part of the broadcast signal for video programming.

        "Subsidiary" shall mean a partnership, company or other entity in which more than fifty percent (50%) of the stock entitled to vote for the election of directors is owned by Microsoft.

        "Video Platform Device" means a consumer electronics product that receives and displays video programming.

        "Current Response Network Services" means those specific operational services for the collection and processing of TV viewer responses for Purchase and Request and Transaction Services that Wink provides as of the Effective Date where the TV viewer response is directed to the Wink data center by Wink customers contracting with Wink for in-video interactive content authored by Wink (or Wink customers that have contracted with Wink to provide Current Response Network Services) in the current Wink ICAP format delivered solely as part of the broadcast signal for video programming. For the avoidance of doubt, it is understood by the parties that Current Response Network Services do not include the collection or processing of TV viewer responses collected or provided: (i) through a web site, (ii) email, (iii) other means managed by the developer, distributor, advertiser, broadcaster owner, licensee or any other party directly or indirectly responsible for the content, (iv) through internet sites, internet portals, or interactive television links and (v) from the WebTV Network service, MSN or their successors or replacements.

        "Wink Response Network Services" means the specific operational services for the collection and processing of TV viewer responses that Wink provides where the TV viewer responses are directed to the Wink data center by Wink customers contracting with Wink for ATVEF Compliant content delivered solely as part of the broadcast signal for video programming. For the avoidance of doubt, it is understood by the parties that Wink Response Network Services do not include the collection or processing of TV viewer responses collected or provided: (i) through a web site other than www.wink.com, (i) email, (iii) other means managed by or on behalf of the developer, distributor, advertiser, broadcaster owner, licensee or any other party directly or indirectly responsible for the content, (iv) through internet sites, internet portals, interactive television links and (v) from the WebTV Network service, MSN or their successors or replacements.

        "Wink ICAP Engine" means the proprietary software authored by Wink for the reception and display of content using the ICAP protocol as described in Exhibit D.


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        2. AREAS OF COOPERATION

                2.1     Transaction Processing

                        2.1.1 Microsoft and Wink will use commercially reasonable efforts to make Enabled for Wink those Microsoft Controlled Video Platform Devices deployed in the United States and International Service Markets. The parties shall agree upon the schedules and specifications for such work and use commercially reasonable efforts to begin Wink Response Network Services with respect to such Microsoft Controlled Video Platform Devices as follows:

                                (a)     [*]

                                (b)     [*]

                                (c)     [*]

                        2.1.2 During the term of this Agreement, for Microsoft Controlled Video Platforms deployed in the United States, Wink will be the exclusive provider of Current Response Network Services for Microsoft Controlled Video Platform Devices. [*]

                        2.1.3 During the term of this Agreement, for Microsoft Controlled Video Platforms deployed in the United States, Microsoft shall not (i) provide Current Response Network Services to Microsoft Controlled Video Platforms either directly with a Subsidiary or

---------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                                through a Subsidiary or (ii) contract with a third party to provide such services.

                        2.1.4 Wink will maintain a commercially competitive Wink Response Network Service.

                        2.1.5 Microsoft and Wink will also use commercially reasonable efforts to make Enabled for Wink those Microsoft Video Platforms based on the primary Microsoft operating system product offered by Microsoft for television and set top box devices and its successors that are deployed in the United States and International Service Markets. The parties shall agree upon a schedule and specification for such work. The parties acknowledge that the primary Microsoft product for such devices as of the Effective Date is referred to by Microsoft as TVPak. [*]

                2.2 Revenue Share Payments. Each calendar quarter, Wink shall pay Microsoft [*] of the Revenue Share payable to Wink during such quarter in connection with the Microsoft Controlled Video Platform Devices. In the event that the Revenue Share for a Microsoft Controlled Video Platform Device payable to Wink during the applicable calendar quarter exceeds [*], Wink shall pay Microsoft [*] of the Revenue Share for such calendar quarter. Such payments shall be remitted within thirty
                        (30) days of the end of each calendar quarter to such account as Microsoft may specify from time to time by written notice. Such payments by Wink shall be accompanied by a statement setting forth the basis for the calculation of amounts owed to Microsoft and shall contain information sufficient for Microsoft to determine and verify the basis for such calculations.

                2.3 Annual Revenue Guaranty. Each Microsoft Controlled Video Platform shall be assigned a Pooling Period based on the date such device was Activated for Wink. On the first anniversary date of the end of the Pooling Period (twelve (12) months after the end of the Pooling Period), Wink shall pay Microsoft the difference, if any, between the total amount of the Revenue Share paid to Microsoft with respect to such Microsoft Controlled Video Platform Device during the previous twelve (12) months and the Annual Revenue Guaranty. In the event that the Microsoft Controlled Video Platform Device continues to be capable of Purchase and Request Transaction Services as of the first anniversary date of the Pooling Period, Wink shall continue to pay Microsoft the difference between the Revenue Share and the Annual Revenue Guaranty on an annual basis as set forth above until such time as Microsoft has been paid [*] for such Microsoft Controlled Video Platform Device.

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

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                        Thereafter, on each anniversary date of the Pooling
                        Period, Wink shall pay Microsoft the difference, if any, between the Revenue Share paid to Microsoft with respect to such Microsoft Controlled Video Platform Device during the previous twelve months and the Prorated Annual Revenue Guaranty. The Prorated Annual Revenue Guaranty shall be defined as the Annual Revenue Guaranty multiplied by the percentage obtained by dividing the number of months during the previous twelve (12) months for which the device was capable of Purchase and Request Transactions by twelve (12). Such payments shall be remitted each year within thirty (30) days of the twelve
                        (12) month anniversary date of the applicable Pooling Period applicable to such device. Payments shall be remitted to such account as Microsoft may specify from time to time by written notice and shall be accompanied by a statement setting forth the basis for the calculation of amounts owed to Microsoft and shall contain information sufficient for Microsoft to determine and verity the basis for such calculations.

                2.4 Wink Response Network Services to Microsoft. Upon request, Wink agrees to provide the Wink Network Response Services to Microsoft. The rates charged by Wink for such services shall be [*]. The parties shall negotiate the rates and payment terms for such services in good faith following execution of this Agreement.

                2.5 ATVEF. Microsoft and Wink desire to enter into a broad cooperation to promote ATVEF Compliant content, products and services. In connection with this cooperation, Microsoft will work to make its operating system software for Microsoft Video Platforms ATVEF Compliant and Wink will work to convert its line of products and services from dependencies on ICAP protocols and the Wink ICAP Engine to products and services that are ATVEF Compliant. The specific obligations of each party in connection with these ATVEF Compliant efforts are set forth below.

                        2.5.1 Wink will use commercially reasonable efforts to make its existing deployed products, platforms and services ATVEF Compliant.

                        2.5.2 Wink will use commercially reasonable efforts to make its Broadcast, Automation and Response Servers ("Servers") ATVEF Compliant in connection with Response Network Services provided to Microsoft Video Platform Devices that have been Activated for Wink.

                        2.5.3 Wink will use commercially reasonable efforts to enhance its Studio Authoring tools to support ATVEF Compliant content on all Microsoft Video Platform Devices that have been Activated for Wink. Wink will use commercially reasonable efforts to provide developers the ability to author a Wink application in Wink Studio such that the Wink application can be successfully delivered on all Microsoft Video

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                                Platform Devices that have been Activated for Wink whether they support the ICAP Engine or ATVEF Compliant content.

                        2.5.4 Wink shall use commercially reasonable efforts to adapt its Broadcast, Automation and Response Servers to make them ATVEF Compliant. [*]

                2.6 Development Expenses. Each party shall bear its own expenses in connection with the development efforts necessary to support the parties' respective products and services as described in this Section 2. In the event Microsoft desires to hire Wink to provide software development services in connection with Video Platform Devices and the parties cooperation under this agreement, such services shall be billed to Microsoft at the lowest rates Wink charges for custom software development.

                2.7     Intentionally Left Blank.

                2.8 Release of Certain Obligations. Thirty (30) months after the commercial release of any Microsoft Controlled Video Platform that is Enabled for Wink ("First Ship Date"), Microsoft shall have the option of ending its obligations under Section 2.1.2 and 2.1.3 by providing Wink with six (6) months advanced written notice of such intent. [*] In the event that Microsoft exercises this option:

                        (a) Wink's obligations with respect to the Annual Revenue Guaranty in Section 2.3 shall not apply with respect to Microsoft Controlled Video Platform Devices after the effective date of such notice;

                        (b) the license granted to Microsoft under Section 4 with respect to the Wink ICAP Engine shall be deemed non-exclusive;

                        (c) payments made to Microsoft under Section 2.2 (Revenue Share) shall be calculated against gross revenue payable to Wink for Wink Response Network Services in connection with Microsoft Controlled Video Platform Devices; and

                        (d) Microsoft's obligations under Section 2.1.1 shall not be affected by Microsoft's election under this Section.

---------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                        (e) The parties obligations with respect to Sections 3.1, 3.2 and 4.5 (d) and 4.6 shall no longer apply.

                2.9 Use of Customer Information. From time to time, Microsoft may make available to Wink certain identifying and other information concerning end user customers of Microsoft Video Platform Devices. Wink agrees that it shall use such information solely to fulfill the specific Purchase and Request Transaction Service for which the information has been provided by Microsoft. Wink shall make no other use of such information without the written permission of Microsoft in each instance. Wink shall comply with all privacy and other laws and regulations concerning governing the use of customer information in every country or territory in which it provides Purchase and Request Transaction Services for Microsoft Video Platform Devices.

                2.10 Right to Audit. During the term of this Agreement and for three (3) years thereafter, Wink agrees to keep all usual and proper records and books of account and all usual and proper entries relating to the Purchase and Request Transaction Services and any services that form the basis for payments to Microsoft under this Agreement sufficient to substantiate the amounts owed to Microsoft. Wink shall maintain on Wink premises such records for itself and for each Wink Subsidiary which exercises rights under this Agreement.

                        (a) In order to verify statements issued by Wink and Wink's compliance with the terms of this Agreement, Microsoft may cause (i) an audit to be made of Wink's and/or Wink's Subsidiaries' books and records. Any audit shall be conducted during regular business hours at Wink's and/or Wink's Subsidiaries' facilities, with prior notice. Any audit shall be conducted by an independent certified public accountant selected by Microsoft.

                        (b) Wink agrees to provide Microsoft's designated audit team access to the relevant Wink's and/or Wink's Subsidiaries' records and facilities.

                        (c) Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be paid for by Microsoft unless material discrepancies are disclosed. "Material" shall mean five percent (5%) of the amount that was reported. If material discrepancies are disclosed, Wink agrees to pay Microsoft for the costs associated with the audit. In no event shall audits be made more frequently than annually unless the immediately preceding audit disclosed a material discrepancy.

                        2.11 Communication. From time to time the parties shall meet to discuss additional business opportunities and development plans.


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
        3.      MARKETING AND PROMOTION ACTIVITIES

        In order to maximize the mutual benefits of the parties' cooperation under this Agreement, Wink and Microsoft will work to promote their respective products and services as described below.

                3.1 Promotion of Microsoft Video Platform Devices. Wink and Microsoft will work together to evangelize and promote the adoption of Microsoft Video Platform Devices to potential customers of Wink Response Network Services, including cable operators, DBS operators, television and set top box manufacturers. Except as set forth in
                        Section 4.5 and 4.6, Wink shall evangelize and promote Microsoft Video Platform Devices on a first priority basis and shall not evangelize and promote any other other platforms and services for Video Platform Devices, including Video Platform Devices that make use of the Wink ICAP Engine technology, unless such Video Platform Devices and content for such devices are exclusively ATVEF Compliant.

                3.2 Promotion of Wink Response Network Services and ATVEF Compliant Content. Microsoft and Wink will work together to evangelize and promote the adoption of Wink Response Network Services and ATVEF Compliant content to potential customers of Microsoft Video Platform Devices, including cable operators, DBS operators, television and set top box manufacturers. Microsoft will also use commercially reasonable efforts to include a reference to such Wink Response Network Services in its functional specifications for Microsoft Video Platform Devices. In addition, Wink and Microsoft shall meet from time to time to discuss marketing and promotional opportunities, including opportunities for Wink to participate in presentations, trade shows and sales and marketing materials targeted to potential purchasers of Microsoft Video Platform Devices.

                3.3     [*]

        4.      WINK ICAP ENGINE

        Wink and Microsoft acknowledge the mutual benefits to the parties of concentrating their development and marketing resources on Microsoft Video Platform Devices, promoting products and services that are compliant with the industry standard ATVEF specification and offering Microsoft the option to develop a Video Platform Device offering based on the Wink ICAP Engine or Derivative Technology thereof. Notwithstanding this mutual objective, the parties recognize that during a transition period is necessary and beneficial for Wink to continue to provide Wink Response Network Services based on the Wink ICAP Engine as set forth below.

---------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                4.1 License to Wink ICAP Engine Technology. Wink hereby grants to Microsoft under all its intellectual property, an exclusive (except as set forth in Section 4.3), perpetual, royalty-free, fully paid up, worldwide (except as set forth in Section 4.5) right and license with respect to Microsoft Video Platform Devices to:

                        (a) Use, copy, edit, format, modify, translate and create Derivative Technology of the source and object code versions of the Wink ICAP Engine;

                        (b) Reproduce, license, rent, lease or otherwise distribute, and have reproduced, licensed, rented, leased or otherwise distributed, to and by third parties, source and/or object code versions of the Wink ICAP Engine, and any Derivative Technology thereof; and

                        (c) Grant the rights set forth in this Section 4.1 to third parties, including the right to license such rights to further third parties.

                        Except as set forth in Section 4.3 below, the foregoing rights and license rights are exclusive to all parties, including Wink. [*] Microsoft shall be free to market products and services based on the Wink ICAP Engine and Derivative Technology thereof under its own brand names and trademarks and shall be free to remove Wink brand names and trademarks. The foregoing rights and licenses also include a license under any current and future patents owned or licensable by Wink to the extent necessary to: combine the Wink ICAP Engine or Derivative Technology thereof with any hardware and software in connection with Video Platform Devices.

                4.2 Trademarks and Logos. Wink grants to Microsoft and its Subsidiaries a perpetual, royalty-free, fully paid up, worldwide right and license in connection with the promotion, marketing and distribution of its products and services for Microsoft Video Platform Devices to use and reproduce the names, logos and screen shots (collectively, "Wink Marks") used by Wink in connection with Wink Response Network Services or the Wink ICAP Engine. Use of the Wink Marks by Microsoft and its Subsidiaries shall be in accordance with reasonable Wink guidelines for the Wink Marks as are generally used by Wink with third parties. MS will maintain quality standards with respect to its products and services for Microsoft Video Platform Devices that meet or exceed industry standards and are at least commensurate with those for products and services previously distributed by Microsoft. Wink is the sole owner of all right, title and interest it possesses as of the Effective

---------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                        Date in and to the Wink Marks. No rights or ownership in and to the Wink Marks are intended to be or shall be transferred to Microsoft.

                4.3 Reservation of Rights. All rights with respect to the Wink ICAP Engine not granted under this Agreement are expressly reserved by Wink. Except as otherwise provided in this Agreement, the license grants set forth in
                        Section 4 shall not be construed as granting, by implication, estoppel or otherwise, a license to any other Wink Intellectual Property.

                4.4 Limit on Certain License Rights Outside U.S. The license rights granted by Wink with respect to the Wink ICAP Engine shall not apply outside the United States in a country or territory other than an International Service Market in connection with:

                        (a) a Microsoft Video Platform Device deployed outside the United States that was designed by Microsoft primarily to display content created in the Wink ICAP protocol format or a protocol that was substantially and primarily derived from the source code to the Wink ICAP Engine. Wink acknowledges that (i) for purposes of this Agreement the ATVEF Compliant format is not substantially and primarily derived from the Wink ICAP Engine source code and (ii) the development of protocols or products similar to the Wink ICAP protocol or Wink ICAP Engine by persons who at one time had reviewed or worked with such materials shall not constitute development that is substantially or primarily derived from the Wink ICAP protocol; and

                        (b) the operation of services that constitute Current Response Network Services.

        In the event that Microsoft makes use of the ICAP Engine in violation of this Section, MS and Wink agree to negotiate a commercially reasonable fee for such use.

                4.5 Treatment of Continuing Obligations and Certain Video Platform Devices and Customers. Subject to its obligations with respect to ATVEF in Section 2.2, Wink may, at its option, continue to sell Wink ICAP Engine and Wink Response Network Services for Wink ICAP Engine based Video Platform Devices as follows:

                        (a)     to fulfill legal obligations under Existing
                                Contracts;

                        (b)     [*]

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                        (c)     [*]

                        (d) In the event that both Wink and Microsoft have fulfilled their obligations under Sections 2.5 and 3, to a customer that has notified Microsoft of their final decision not to deploy Microsoft Video Platform Devices and the customer has elected to deploy a Video Platform Device that can display ATVEF: Compliant content, the Wink products or services offered to such customer for the applicable Video Platform Devices shall be capable of displaying ATVEF Compliant content but not content that makes use of the ICAP protocol. If the customer has elected to deploy a device that is not capable of displaying ATVEF Compliant content, the Wink products and services offered to such customer for the applicable Video Platform Device may be capable of displaying content that makes use of the ICAP protocol. [*]

                4.6     [*]

                4.7 Error Corrections. Wink shall continue to be responsible for customer support and error corrections for its line of Wink ICAP Engine related products, services, tools and content sold, distributed or licensed by or on behalf of Wink or its Subsidiaries.

        5.      NON-ASSERTION OF PATENTS.

                [*]

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

Wink for inventions made prior to [*], or for which Wink has or acquires rights prior to that date.

        6.      INVESTMENT

        Contemporaneously with the execution of this Agreement, Wink and MS shall enter into a Series D Preferred Stock Purchase Agreement and Related Warrant Purchase Agreement that set forths the terms and conditions under which Microsoft will invest approximately $30 million in Wink. This Agreement shall have no effect until such time as the Stock Purchase Agreement has been executed and its conditions to funding have been satisfied.

        7.      CONFIDENTIALITY

        The information exchanged by the parties hereunder, including the terms and conditions hereof, shall be subject to the Non-Disclosure Agreement between the parties dated May 25, 1999.

        8.      WARRANTIES

                8.1     Wink. Wink warrants and represents that:

                        8.1.1 It has the full power to enter into this Agreement and make the assignments and license rights set forth herein;

                        8.1.2 It has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Microsoft herein;

                        8.1.3 Microsoft's exercise of rights granted to Microsoft hereunder in the Deliverables shall not infringe any copyright or misappropriate any trade secret or any other proprietary rights, other than patent rights, held by any third party; and

                        8.1.4 To the best of Wink's knowledge, Microsoft's exercise of rights granted to Microsoft hereunder in the Deliverables shall not infringe or misappropriate any patent rights held by any third party.

                        8.1.5 Neither Wink's execution nor performance of this Agreement will result in a breach of any other agreement or obligation by which Wink is bound.

                8.2     Microsoft. Microsoft warrants and represents that:

                        8.2.1 It has the full power to enter into this Agreement and make the assignments and license rights set forth herein;

                        8.2.2 It has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Wink herein; and

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                      8.2.3 Neither Microsoft's execution nor performance of this Agreement will result in a breach of any other agreement or obligation by which Microsoft is bound.

                8.3 Disclaimer. THIS SECTION 8 CONTAINS THE ONLY WARRANTIES MADE BY MICROSOFT AND WINK. ANY AND ALL OTHER WARRANTIES ARE EXPRESSLY EXCLUDED AND DECLINED. EXCEPT AS EXPLICITLY SET FORTH IN SECTION 8, EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES, PROMISES AND CONDITIONS, INCLUDING IMPLIED OR STATUTORY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

        9.      TERMINATION

                9.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue for a period of ten (10) years or until terminated as provided in this
                        Section 10.

                9.2 Termination for Cause. Either party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if:

                        (a) The other party is in material breach of any material warranty, term, condition or covenant of this Agreement, other than those contained in
                                Section 7, and fails to cure that breach within thirty (30) days after written notice thereof; or

                        (b)     The other party is in material breach of Section
                                7.

                        A party shall not be considered to be in breach for purposes of this Section if such breach is directly as a result of a delay or failure by the other party to perform an obligation under this Agreement or deliver a Deliverable for which it is responsible and the first party has given notice of the breach to the other party who then fails to cure such breach.

                9.3 Effect of Termination. Sections 1, 2.5, 3.3, 7-11 shall survive termination or expiration of this Agreement. At Microsoft's option, Sections 2.2 and 2.3 shall survive expiration or termination of this Agreement with respect to Microsoft Controlled Video Platform Devices that are Activated for Wink prior to the expiration or termination of this Agreement, provided that in the event MS makes this election, Microsoft's obligations under Sections 2.1.2 and 2.1.3 shall also survive with respect to such devices. Section 4 shall survive expiration or termination of this Agreement, provided that in the event this Agreement is terminated as a result of a material breach by Microsoft, the license granted to Microsoft under Section 4 with respect to the Wink ICAP Engine shall be deemed non-exclusive [*]
                        Section 5 shall survive expiration or termination of this Agreement for such time as any Microsoft Video Platform is enabled for Wink.

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

        10.     LIMITATION OF LIABILITIES

                10.1 NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING COSTS OF COVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IN THE EVENT THAT THE WARRANTIES AND REMEDIES SET FORTH HEREIN ARE DEEMED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. IN NO EVENT SHALL EITHER PARTIES' LIABILITY (WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF ANY CLAIM OR ACTION BASED UPON OR RELATED TO THIS AGREEMENT EXCEED [*].

                10.2    THIS PROVISION HAS NO APPLICATION TO SECTION 7.

        11.     GENERAL

                11.1 Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

                To Wink:                               To Microsoft:

                Wink Communications, Inc.              Microsoft Corporation
                1001 Marina Village Parkway            One Microsoft Way
                Alameda, CA  94501                     Redmond, WA  98052-6399
                Attention:  Chief Financial Officer    Attention: V.P., Consumer
                                                                & Commerce Group
                Phone:  510-337-2950                   Phone:  425-882-8080
                Fax:    510-337-2960                   Fax:    425-936-7329

                Copy to:                               Copy to:

                Senior Vice President, US Operations   Law & Corporate Affairs
                                                       Fax:    425-936-7409

                or to such other address as a party may designate pursuant to this notice provision.

                11.2 Independent Contractors. Wink is an independent contractor for Microsoft, and nothing in this Agreement shall be construed as creating an employer-

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                        employee relationship, a partnership, or a joint venture between the parties. Each party shall be solely responsible for its salaries, benefits, and any applicable taxes, and in no event shall the employees of one party be considered common law employees of the other party.

                11.3 Taxes. In the event taxes are required to be withheld on payments made under this Agreement by any U.S. (state or federal) or foreign government, the paying party may deduct such taxes from the amount owed the receiving party and pay them to the appropriate taxing authority. The paying party shall in turn promptly secure and deliver to the receiving party an official receipt for any taxes withheld. The paying party will use reasonable efforts to minimize such taxes to the extent permissible under applicable law.

                11.4 Governing Law. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington, and Wink consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington, King County. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

                11.5 Assignment. This Agreement shall be binding upon and inure to the benefit of each party's respective successors and lawful assigns. Neither party may assign this Agreement, whether by contract, sale of assets, operation of law, merger or otherwise, without the prior written approval of the other party, which approval may be withheld in the approving party's sole discretion. In the event that Microsoft withholds such approval in connection with a merger by Wink or sale of all or substantially all of Wink's assets, then Wink shall have the right to terminate this Agreement in accordance with its terms upon [*] days prior written notice to Microsoft.

                11.6 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

                11.7 Force Majeure. Neither party shall be liable for failure or delay in the performance of any of its obligations under this Agreement if such delay or failure is caused by circumstances beyond the control of the party affected.

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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                        Strikes or other labor difficulties that are only capable of being terminated on terms reasonably unacceptable to the party affected shall not be considered circumstances within the control of such party.

                11.8 Publicity and Press Matters. The parties anticipate that they will make a mutually agreed upon announcement or press release concerning this Agreement at a mutually agreed upon time based on the following themes: (a) the parties cooperation around ATVEF Compliant products and services, (b) promotion by Wink of Microsoft Video Platforms and (c) promotion by Microsoft of Wink Response Network Services. Neither party shall make any other public press release or announcement about this Agreement or the parties' discussions without the written consent of the other party.

                11.9 Entire Agreement. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both parties. This Agreement, the Non-Disclosure Agreement referenced in Section 7 and the Exhibits identified below, together constitute the entire agreement between the parties and merges and supersedes all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Wink and Microsoft by their respective duly authorized representatives. This Agreement may be executed by the parties in counterparts.

        12.     EXHIBITS

        The following Exhibits are hereby made part of this Agreement


        Exhibit A               Annual Revenue Guaranty
        Exhibit B               Existing Contracts
        Exhibit C               Schedule
        Exhibit D               Wink ICAP Engine

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.



MICROSOFT CORPORATION                     WINK COMMUNICATIONS, INC.


/s/ Jon DeVaan                            /s/ Maggie Wilderotter
-------------------------------           -------------------------------
By (Sign)                                 By (Sign)

Jon DeVaan                                Maggie Wilderotter
-------------------------------           -------------------------------
Name (Print)                              Name (Print)

VP                                        President & CEO
-------------------------------           -------------------------------
Title                                     Title

5/25/99                                   5/25/99
---------------                           ---------------
Date                                      Date

                                    EXHIBIT A
                             ANNUAL REVENUE GUARANTY


[*]

-------------
     * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                                    EXHIBIT B
                               EXISTING CONTRACTS

1.      Bresnan Communications, Co. Cable Affiliation Agreement dated 7/29/98

2.      Century Communications Corp. Programming Agreement dated 11/21/97

3. Charter Communications Cable Affiliation Agreement dated 10/8/97 with Attachment D dated 3/16/98 and Attachment E dated 3/12/99

4.      Comcast Corporation Cable Affiliation Agreement dated 12/10/98

5.      Cox Palos Verdes Cable Affiliation Agreement dated 1/15/99

6.      DIRECTV, Inc. Master Affiliation Agreement dated 12/22/98

7. General Instrument Corporation Development and License Agreement dated 6/8/95; Addendum No. 1 dated 1/24/97; Addendum No. 2 dated 8/18/97; Statement of Work dated 7/10/98 (aka Digital Agreement)

8.      Jones Programming Services Inc. Cable Affiliation Agreement dated 5/3/98

9.      Pioneer Electronic Corporation Development & License Agreement dated
        1/5/98

10.     Satellite Services, Inc. Agreement dated 1/1/99 (aka TCI deal)

11. Scientific-Atlanta Development & License Agreement dated 1/15/96; Amendment No. 1 dated 1/27/98

12. Scientific-Atlanta, Inc. Joint Marketing and Support Agreement dated 8/21/98 (aka Digital Agreement)

13. Thomson Consumer Electronics, Inc. Development and License Agreement dated 4/14/99

14.     Time Warner Cable Master Cable Affiliation Agreement dated 9/23/98

15.     Time Warner Cable of New York City System Addendum dated 11/25/98

16. Toshiba American Consumer Products, Inc. Engine License Agreement dated 10/6/97

17. Toshiba Corporation Wink Engine License Agreement dated 9/30/97 and Amendment No. 1 dated 9/30/97: Amendment dated 1/15/98; Amendment No. 2 dated 12/31/98

18. Toshiba Corporation Wink Online Server for Intertext License Agreement dated 9/30/97 & Amendment dated 9/30/97; Amendment No. 1 dated 12/31/98

19. Toshiba Corporation Wink Application Server License Agreement & Addendum dated 9/30/97; Amendment No. 1 dated 4/1/98; Amendment No. 2 dated 4/31/98

20. Toshiba Corporation Agreement of Development of Demonstration Software dated 1/25/99, Amendment No. 1 dated 2/25/99

                                    EXHIBIT C
                                    SCHEDULE

                                    EXHIBIT D
                                WINK ICAP ENGINE

The Wink ICAP Engine shall mean the following:

        1. Version 1 and 2 of the source and object code for the Wink ICAP Engine contained in Wink's software control library, including any tools, compilers and other products or programs necessary to compile and create the build environment for the Wink ICAP Engine.

        2. Any related documentation which Wink has, or future documentation which Wink may create in its sole discretion.